Exhibit 99.1

Media Contact:
Julie Conley
(844) 342-0482
mediarelations@athome.com

Jessica Liddell

(203) 682-8200

Jessica.liddell@icrinc.com

AT HOME NAMES ASHLEY SHEETZ CHIEF MARKETING OFFICER

Plano, TX — January 24, 2017 — At Home Group Inc. (NYSE:HOME), the home décor superstore, today announced Ashley Sheetz has been named Chief Marketing Officer.

Ms. Sheetz comes to At Home from Sally Beauty, where she held the position of Chief Marketing Officer and Group Vice President. During her tenure at Sally Beauty, Sheetz led a turn-around strategy to reposition and modernize the brand in the specialty beauty realm while overseeing consumer insights, CRM, loyalty, digital and traditional advertising, omnichannel and e-commerce, social media, content planning and more.

“Ashley’s extensive retail experience leading dynamic, consumer-driven digital marketing programs makes her the perfect candidate to take At Home’s marketing initiatives to the next level,” said Lee Bird, President and Chief Executive Officer of At Home. “We are excited to welcome an executive with her expertise to the team as we continue to execute on our growth strategy and introduce more consumers to the endless decorating possibilities of At Home.”

Prior to Sally Beauty, Ms. Sheetz held a variety of marketing leadership roles at GameStop before being appointed Chief Marketing Officer in 2012. She previously held various roles at leading advertising agencies including TracyLocke, TM Advertising and Publicis, where she had the opportunity to develop and execute marketing strategy for large brands including American Airlines, Omni Hotels, TXU Energy, Texas Lottery Commission, Susan G. Komen and TGI Friday’s.

Ms. Sheetz has been recognized with several awards throughout her successful career including a Cannes Lion, “40 Under 40” and “Top 50 Women in Brand Marketing” by Brand Innovators, “Top CMO of North Texas” by D CEO and “Top 500 Business Executives” by D Magazine.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit any style, any room, at any budget, for any reason to redecorate. With a wide assortment of 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style, in ways big and small. As of January 24, 2017, At Home operated 123 stores in 30 states and is headquartered in Plano, Texas. For more information, visit investor.athome.com.

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